EXHIBIT 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made and entered into as of this 5th day of February, 2007 (this “Amendment”), by and among KIMBALL ELECTRONICS MANUFACTURING, INC., an Indiana corporation (“Parent”), GATOR ELECTRONICS, INC, a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and REPTRON ELECTRONICS, INC, a Florida corporation (the “Company”).

WHEREAS, the parties to this Amendment are parties to that certain Agreement and Plan of Merger dated as of December 18, 2006 (the “Merger Agreement”); and

WHEREAS, the parties hereto now desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2. Section 1.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Conversion of Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in the amount of $0.75 (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration in respect of all Company Common Stock entitled thereto and the aggregate amount of cash to be issued to holders of In-the-Money Options (as defined in Section 1.6(d)(ii) pursuant to Section 1.6(d), the “Merger Consideration”). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Unvested Shares”), then the portion of the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The portion of the Merger Consideration payable upon conversion of any Unvested Share shall be withheld by the Paying Agent and paid by the Paying Agent to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement, if applicable.

3. Section 1.6(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(a) Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (the “Company Stock Options”), each Company Stock Option, whether vested or unvested, and all stock option plans or other equity-related plans of the Company, including the Gator Electronics, Inc. Stock Option Plan (as may be amended from time to time, the “Company Stock Plans”), insofar as they relate to Company Stock Options, shall be terminated as follows:

(i) At the Effective Time, each Out-of-the-Money Option (as defined below) shall be terminated in its entirety without consideration therefor, and the holder of each Out-of-the-Money Option shall have no further rights thereunder. Each Company Stock Option that has a per share exercise price greater than $0.75 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an “Out-of-the-Money Option.”

(ii) At the Effective Time, each In-the-Money Option (as defined below) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety and the holder of each In-the-Money Option shall be entitled to receive that amount of cash that is equal to the product of the number of shares of Company Common Stock issuable upon the exercise of such In-the-Money Option immediately prior to the Effective Time, multiplied by the excess by which $0.75 exceeds the per share exercise price of such In-the-Money Option. Each Company Stock Option that has a per share exercise price less than $0.75 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an “In-the-Money Option.” Promptly after the Effective Time (but not later than three (3) business days after the date on which the Effective Time occurs), Parent shall pay the In-the-Money Option holders the Merger Consideration specified in this Section 1.6(d)(ii).

4. The Parties agree that this Amendment complies with the provisions of Section 7.4 of the Merger Agreement.

5. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile signature and, upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6. The Merger Agreement continues in full force and effect, except as modified by this Amendment.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized officers or representatives who represent to each other that each is employed in the capacity indicated below and have the unequivocal authority to execute and deliver this Amendment.

KIMBALL ELECTRONICS MANUFACTURING, INC.

By:
Name:
Title:

GATOR ELECTRONICS, INC

By:
Name:
Title:

REPTRON ELECTRONICS, INC.

By:
Name:
Title: